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                                                                     EXHIBIT 10f


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is entered into this 5th day of July 1999, between OAK HILL BANKS, an Ohio corporation ("Employer"), and RON J. COPHER ("Employee").


                                    RECITALS:

         Employer is a banking corporation chartered under the law of Ohio. Employee and Employer desire to enter into an employment relationship in accordance with the terms of this Agreement.

                                   AGREEMENT:

         In consideration of the foregoing Recitals and the mutual promises set forth below, Employer and Employee hereby agree as follows:

         1. EMPLOYMENT. Effective as of July 5, 1999, Employer shall employ Employee upon and subject to the terms and conditions contained in this Agreement.

         2. TERM. Unless earlier terminated in accordance with Section 8 below, the term of Employee's employment under this Agreement shall be for a period of three (3) years, commencing on July 5, 1999, (collectively, the "Initial Term" and, individually, an "Initial Employment Year"). The Initial Term may be extended by the mutual, written agreement of the parties. If Employee continues to be employed by Employer following the end of the Initial Term without a written extension of this Agreement specifying a definite term for such extension, such employment shall be on an "at will" basis, and may be terminated by Employer at any time, without cause or notice. All of the terms and conditions contained in this Agreement shall continue to apply during any such extension or continuation of employment.

         3. DUTIES. Employer shall employ Employee as Chief Financial Officer and Treasurer. He shall report directly to the President and Chief Executive Officer of Employer. He shall have such duties and responsibilities as are normally associated with his position, and shall have such specific and additional duties and responsibilities as may be assigned to him from time to time by the President. During the term of his employment under this Agreement, Employee shall devote his full business time and efforts to the performance of his duties under this Agreement and shall not, without the express written consent of the President of Employer, participate in any other business activities, except for: (i) personal investments that do not interfere with his duties and responsibilities under this Agreement, (ii) vacations, (iii) other leave time in accordance with the policies and practices of Employer; and (iv) reasonable participation in community, civic, charitable, trade or similar organizations. Employee shall, upon the request of Employer, serve as an officer of affiliates of Employer.

         4. COMPENSATION. Employer agrees to pay to the Employee and the Employee agrees to accept the following amounts as compensation in full for his services in any capacity hereunder, including services as an officer, member of any committee or in the performance of other like duties assigned to him by the President of Employer:

         (a) Base Salary. During the employment period, Employer shall pay to the Employee a base annual salary in the amount of One Hundred Fifteen Thousand Dollars ($115,000.00), payable in installments in accordance with the standard payroll practices of the Employer as in effect from time to time (the "Minimum Annual Base Salary"). In addition, Employer shall pay Employee the sum of $34,000, which is due on July 5, 1999, as and for consideration for the execution of this Agreement. The annual compensation of the Employee may be reviewed in good faith by both parties during the Initial Term and the renewal terms and may be increased by mutual consent, but in no event shall the annual base salary be less than the Minimum Annual Base Salary described above.

         (b) Bonus Compensation and Stock Options. The Employee shall be immediately eligible to participate in Employer's 1999 bonus compensation program. The Employee also shall be immediately eligible to

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participate in the Employer's 1995 Stock Option Plan (the "Option Plan") as
amended. The Employee shall also receive on July 5, 1999, options to purchase 15,000 shares of the Employer's common stock at the then-prevailing market price in accordance with and subject to the terms of the Option Plan (the "Sign-on Options"). So long as Employee remains employed by Employer, the Sign-on Options shall vest on each anniversary of this Agreement at the rate of 5,000 shares per annum. Such option shares shall be subject to adjustment to reflect dividends and stock splits that are effectuated in the form of a stock dividend.

         5. FRINGE BENEFITS. Employer shall reimburse Employee for all reasonable and necessary business expenses incurred by him in connection with the performance of his duties under this Agreement. Such expenses shall specifically include, but not to be limited to, business development expenses and mileage on his personal vehicle when used for business purposes, in accordance with Employer's standard practices and procedures, as the same may be modified from time to time. Employee shall also be entitled to participate in all group insurance and other benefit plans and programs made available by Employer to its employees generally, to the extent commensurate with his position with Employer. All amounts payable to Employee hereunder will be paid in accordance with Employer's standard procedures, and shall be subject to all applicable federal, state, and local withholding requirements. Employee shall be entitled to two weeks vacation in calendar year 1999 and to four weeks vacation in each Initial Employment Year thereafter.

         6. CONFIDENTIALITY. Except in the ordinary course of his employment with Employer, or with the express consent of Employer, Employee shall not at any time, whether during or at any time after the term of his employment with Employer, in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or corporation, any confidential and material information concerning the business of Employer or its affiliated corporations, nor any trade secrets of Employer, which shall be deemed to include, but not be limited to, any and all activities of Employee in connection with the business of Employer.

         7. NONCOMPETITION. If, prior to the third anniversary of the date hereof, Employee voluntarily terminates his employment with Employer or Employer terminates the employment of Employee for cause or for a failure by Employee to satisfy certain minimum performance standards, or if, on or at any time after the third anniversary of the date hereof, the employment of Employee with Employer is terminated for any reason, then, in any such case, during the period of one year following the date of such termination, Employee will not (i) solicit any business from any person who or entity which is a customer of Employer at the time of such termination or was a customer of Employer at any time within one year prior to such termination, (ii) induce or attempt to induce any such customer of Employer to terminate any business with Employer, or (iii) induce or attempt to induce any employee of Employer to terminate his or her employment with Employer.

         8. TERMINATION.

                  (a) Employee's employment under this Agreement shall terminate automatically upon Employee's death or disability. For purposes of this Agreement, Employee shall be deemed to be disabled if, by reason of injury or illness (mental or physical), he has been or will be unable to perform his duties under this Agreement for a continuous period of 120 days or for an aggregate of 180 days in any 365-day period.

                  (b) Employer may, at its option, terminate Employee's employment under this Agreement immediately, without notice to Employee, upon the happening of any of the following events, any of which shall constitute a termination "for cause" for purposes of this Agreement:

                           (i) any material breach of this Agreement by Employee;

                           (ii) any act of fraud, embezzlement, or other willful misconduct by Employee in relation to the business or affairs of Employer or gross negligence by Employee in the performance of his duties hereunder; or

                           (iii) any other illegal (other than traffic violations or similar minor offenses) conduct on the part of Employee.

                  (c) Employee may terminate his employment under this Agreement at any time upon 60 days written notice to Employer.

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         9. EFFECT OF TERMINATION BY EMPLOYER WITHOUT CAUSE. If, prior to the end of the Initial Term, Employer terminates the employment of Employee without cause (as defined in Section 8 above), Employer will pay to such Employee the sum equal to the total of the unpaid salary installment payments remaining to be paid during the Initial Term, which will be payable in equal monthly installments commencing on the date of such termination and continuing monthly thereafter until the end of the Initial Term, and Employer will provide to the Employee at Employer's expense for the remainder of the Initial Term, health, life, disability and other benefits substantially equal to those provided to the Employee at termination. Such payments and benefits shall be in lieu of any other severance or compensation that might otherwise be payable to such Employee under such this Agreement or otherwise. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise.

         10. NONASSIGNABILITY. Neither party may assign this Agreement to a third party without the written consent of the other party; provided, however, that Employer may assign this Agreement without the consent of Employee to any affiliate of Employer.

         11. AGREEMENT COMPLETE; AMENDMENTS. This instrument contains the entire agreement of the parties with respect to the subject matter hereof. It may not be amended, supplemented, or otherwise modified, except by an agreement in writing, signed by the party against whom enforcement of the amendment, supplement, or other modification is sought.

         12. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                           EMPLOYER:
                                           ---------

                                           OAK HILL BANKS

                                           By:  /s/ Richard P. LeGrand
                                                ------------------------------
                                                Richard P. LeGrand, President


                                           EMPLOYEE:
                                           ---------

                                           /s/ Ron J. Copher
                                           -----------------------------------
                                                Ron J. Copher

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